Exhibit 99.1

Investor Contact: Scott W. Dudley Jr. 314-342-0878 Scott.Dudley@SpireEnergy.com Media Contact: Jessica B. Willingham 314-342-3300 Jessica.Willingham@SpireEnergy.com

For Immediate Release

Spire Reports Fiscal 2023 Results

Issues fiscal 2024 earnings guidance; reaffirms long-term growth target

ST. LOUIS (Nov. 16, 2023) - Spire Inc. (NYSE: SR) today reported results for its fiscal year 2023 ended September 30. Highlights include:

•	Net income of $217.5 million ($3.85 per share) compared to $220.8 million ($3.95 per share) in fiscal 2022
•	Net economic earnings* (NEE) of $228.1 million ($4.05 per share) compared to $216.3 million ($3.86 per share) in the prior year
•	Fiscal 2024 NEE per share expected to be $4.25 to $4.45
•	Long-term NEE per share growth target remains 5–7%

“In fiscal 2023, we delivered solid financial and operating performance while providing affordable, reliable and safe energy to our customers,” said Steve Lindsey, president and chief executive officer of Spire. “We were able to execute on our capital investment plan, including infrastructure upgrades resulting in growth of our gas utilities and the expansion of Spire Storage. In addition, Spire Marketing continued to deliver strong results. Looking forward to 2024 and beyond, we are well positioned and remain focused on continued execution of our strategy driven by growth and operational excellence in our businesses.”

Fiscal Year Results	Year Ended September 30,
	(Millions)		(Per Diluted Common Share)
	2023	2022	2023	2022
Net Economic Earnings (Loss)* by Segment
Gas Utility	$200.5	$202.7
Gas Marketing	47.6	27.0
Midstream	14.1	11.1
Other	(34.1)	(24.5)
Total	$228.1	$216.3	$4.05	$3.86
All adjustments, including tax effects	(10.6)	4.5	(0.20)	0.09
Net Income	$217.5	$220.8	$3.85	$3.95
Weighted Average Diluted Shares Outstanding	52.6	52.1

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For fiscal 2023, Spire reported consolidated net income of $217.5 million ($3.85 per diluted share) compared to $220.8 million ($3.95 per share) in the prior year. On an NEE basis, results improved to $228.1 million ($4.05 per share), compared to $216.3 million ($3.86 per share) a year ago, driven by strong earnings from Gas Marketing. NEE excludes from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of other non-recurring or unusual items such as impairments and certain regulatory, legislative, or GAAP standard-setting actions.

Gas Utility

The Gas Utility segment includes the regulated distribution operations of five gas utilities across Alabama, Mississippi and Missouri. For fiscal 2023, Gas Utility reported NEE of $200.5 million compared to $202.7 million in the prior year. The slight decrease reflected higher contribution margin that was more than offset by higher operating expenses.

Contribution margin increased $88.1 million, reflecting the impact of new rates at Spire Missouri and Spire Alabama partially offset by the effects of warmer weather.

Operation and maintenance (O&M) expenses increased $48.5 million, or $10.4 million after removing a $9.1 million non-service cost transfer to other income (no earnings impact), approximately $24 million in previously deferred Spire Missouri general overhead costs that were expensed in fiscal 2023, and $5.0 million of bad debt expense. Excluding these items, O&M increased 2.5% reflecting higher operation and customer experience costs, partially offset by lower employee-related expenses.

Taxes other than income taxes increased due to higher gross receipts taxes, along with higher property taxes resulting from continued infrastructure build-out. Similarly, depreciation and amortization expenses were higher due to continued capital investment.

Gas Marketing

The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing services throughout the United States. Fiscal 2023 Gas Marketing NEE, which excludes mark-to-market and other fair value adjustments, was $47.6 million compared to $27.0 million a year ago. The higher earnings were driven by favorable market conditions in the first half of the fiscal year allowing for optimization of storage and transportation positions.

Midstream

Fiscal 2023 NEE for the Midstream segment, which includes results for Spire STL Pipeline and Spire Storage West, was $14.1 million compared to $11.1 million in the year-ago period. The year-over-year improvement reflected optimization of withdrawal commitments at Spire Storage West, partially offset by higher O&M driven by an increased level of storage activity.

Other

Spire’s other activities reported a loss on an NEE basis of $34.1 million in fiscal 2023 compared to a $24.5 million loss in the year-ago period. The increased loss reflected higher interest expense, including higher borrowings and interest rates, combined with higher corporate costs, partly offset by lower income tax expense.

Guidance and Outlook

Spire expects fiscal 2024 NEE per share to be in a range of $4.25 to $4.45 and the long-term NEE per share growth target remains 5–7% using the fiscal 2024 guidance midpoint of $4.35 per share as a base. Earnings per share growth is driven by an expected 7–8% annual rate base growth at the utilities, reflecting our robust capital investment plan.

Our 10-year capital investment target of $7.2 billion extends through fiscal 2033 and is driven by increasing investment in infrastructure upgrades and new business at the Gas Utilities (97% of capital investment). Capital expenditures for fiscal 2024 are expected to be $765 million, which includes $100 million for the Spire Storage West expansion.

Fourth Quarter Results	Three Months Ended September 30,
	(Millions)		(Per Diluted Common Share)
	2023	2022	2023	2022
Net Economic (Loss) Earnings* by Segment
Gas Utility	$(34.0)	$(37.9)
Gas Marketing	2.6	11.7
Midstream	2.5	1.3
Other	(8.7)	(6.5)
Total	$(37.6)	$(31.4)	$(0.78)	$(0.66)
All adjustments, including tax effects	6.5	24.3	0.12	0.46
Net Loss	$(31.1)	$(7.1)	$(0.66)	$(0.20)
Weighted Average Diluted Shares Outstanding	52.5	52.6

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

Due to the seasonal nature of natural gas demand and the timing of regulatory recovery, the Gas Utility segment typically reports a loss in our fiscal fourth quarter ended September 30. Spire reported a consolidated net loss of $31.1 million ($0.66 per share), compared with a net loss of $7.1 million ($0.20 per share) last year. On an NEE basis, the quarterly loss was $37.6 million ($0.78 per share) compared to a loss of $31.4 million ($0.66 per share) in the year-ago period.

Gas Utility

Gas Utility fiscal 2023 fourth quarter reported a loss on an NEE basis of $34.0 million compared to a loss of $37.9 million in the year-ago period. The improvement reflected an increase in contribution margin primarily due to the impact of new rates at Spire Missouri and Spire Alabama. This increase was partially offset by higher O&M reflecting the change in treatment of Spire Missouri general overhead costs that were deferred in the prior-year period. Depreciation and amortization expenses also increased, reflecting increased capital investment.

Gas Marketing

Gas Marketing fiscal 2023 fourth quarter NEE was $2.6 million, down from $11.7 million in the year-ago period which benefited from higher than normal margins on wider basis differentials, particularly in the Southeast U.S.

Midstream

Midstream fiscal 2023 fourth quarter NEE was $2.5 million, up from $1.3 million in the year-ago period, reflecting optimization of withdrawal commitments at Spire Storage West in the current-year quarter.

Other

Spire’s other activities reported a loss on an NEE basis of $8.7 million in the fourth quarter of fiscal 2023, compared to a $6.5 million loss in the year-ago period. The increased loss reflected higher interest expense, including higher borrowings and interest rates, combined with higher corporate costs.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2023 fourth quarter and full-year financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time.

Date and Time:	Thursday, November 16
8 a.m. CT (9 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The call will also be webcast and can be accessed at Investors.SpireEnergy.com under the Events & presentations tab. A replay of the call will be available at 10 a.m. CT (11 a.m. ET) on November 16 until December 15, 2023, by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 8894321.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us one of the largest publicly traded natural gas companies in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing and Spire Midstream. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

Cautionary Statements on Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) filing with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of impairments and other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended September 30,		Year Ended September 30,
	2023	2022	2023	2022
Operating Revenues	$310.4	$314.2	$2,666.3	$2,198.5
Operating Expenses:
Natural gas	85.3	79.4	1,260.8	923.9
Operation and maintenance	127.9	117.7	517.6	449.6
Depreciation and amortization	65.8	61.1	254.8	237.3
Taxes, other than income taxes	35.3	26.2	214.5	179.5
Total Operating Expenses	314.3	284.4	2,247.7	1,790.3
Operating (Loss) Income	(3.9)	29.8	418.6	408.2
Interest Expense	48.2	34.4	185.7	119.8
Other Income (Expense), Net	4.1	(0.6)	23.4	(8.7)
(Loss) Income Before Income Taxes	(48.0)	(5.2)	256.3	279.7
Income Tax (Benefit) Expense	(16.9)	1.9	38.8	58.9
Net (Loss) Income	(31.1)	(7.1)	217.5	220.8
Provision for preferred dividends	3.7	3.7	14.8	14.8
(Loss) income allocated to participating securities	(0.1)	—	0.3	0.3
Net (Loss) Income Available to Common Shareholders	$(34.7)	$(10.8)	$202.4	$205.7

Weighted Average Number of Shares Outstanding:
Basic	52.5	52.4	52.5	52.0
Diluted	52.5	52.6	52.6	52.1

Basic (Loss) Earnings Per Share	$(0.66)	$(0.20)	$3.86	$3.96
Diluted (Loss) Earnings Per Share	(0.66)	(0.20)	3.85	3.95
Dividends Declared Per Common Share	0.72	0.685	2.88	2.74

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	September 30,	September 30,
	2023	2022
ASSETS
Utility Plant	$8,210.1	$7,664.9
Less: Accumulated depreciation and amortization	2,431.2	2,294.5
Net Utility Plant	5,778.9	5,370.4
Other Property and Investments	731.1	579.2
Current Assets:
Cash and cash equivalents	5.6	6.5
Accounts receivable, net	288.5	622.7
Inventories	279.5	422.3
Other	503.3	540.5
Total Current Assets	1,076.9	1,592.0
Deferred Charges and Other Assets:
Goodwill	1,171.6	1,171.6
Other deferred charges and other assets	1,555.1	1,370.5
Total Deferred Charges and Other Assets	2,726.7	2,542.1
Total Assets	$10,313.6	$10,083.7

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$242.0
Common stock and paid-in capital	1,669.7	1,623.8
Retained earnings	958.0	905.5
Accumulated other comprehensive income	47.6	47.2
Total Shareholders' Equity	2,917.3	2,818.5
Temporary equity	16.5	13.1
Long-term debt (less current portion)	3,554.0	2,958.5
Total Capitalization	6,487.8	5,790.1
Current Liabilities:
Current portion of long-term debt	156.6	281.2
Notes payable	955.5	1,037.5
Accounts payable	253.1	617.4
Accrued liabilities and other	390.2	417.5
Total Current Liabilities	1,755.4	2,353.6
Deferred Credits and Other Liabilities:
Deferred income taxes	743.7	675.1
Other deferred credits and other liabilities	1,326.7	1,264.9
Total Deferred Credits and Other Liabilities	2,070.4	1,940.0
Total Capitalization and Liabilities	$10,313.6	$10,083.7

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Year Ended September 30,
	2023	2022
Operating Activities:
Net income	$217.5	$220.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	254.8	237.3
Deferred income taxes and investment tax credits	36.9	57.9
Changes in assets and liabilities	(82.0)	(469.8)
Other	13.0	8.8
Net cash provided by operating activities	440.2	55.0

Investing Activities:
Capital expenditures	(662.5)	(552.2)
Business acquisition	(37.0)	—
Other	4.0	5.5
Net cash used in investing activities	(695.5)	(546.7)

Financing Activities:
Issuance of long-term debt	755.0	300.0
Repayment of long-term debt	(281.2)	(55.8)
(Repayment) issuance of short-term debt, net	(82.0)	365.5
Issuance of common stock	41.9	51.9
Dividends paid on common stock	(150.7)	(141.9)
Dividends paid on preferred stock	(14.8)	(14.8)
Other	(7.6)	(4.0)
Net cash provided by financing activities	260.6	500.9

Net Increase in Cash, Cash Equivalents, and Restricted Cash	5.3	9.2
Cash, Cash Equivalents, and Restricted Cash at Beginning of Year	20.5	11.3
Cash, Cash Equivalents, and Restricted Cash at End of Year	$25.8	$20.5

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Midstream	Other	Total	Per Diluted Common Share (2)
Three Months Ended September 30, 2023
Net (Loss) Income [GAAP]	$(33.5)	$10.2	$0.9	$(8.7)	$(31.1)	$(0.66)
Adjustments, pre-tax:
Fair value and timing adjustments	(0.7)	(10.1)	—	—	(10.8)	(0.20)
Acquisition activities	—	—	2.0	—	2.0	0.04
Income tax effect of adjustments (1)	0.2	2.5	(0.4)	—	2.3	0.04
Net Economic (Loss) Earnings [Non-GAAP]	$(34.0)	$2.6	$2.5	$(8.7)	$(37.6)	$(0.78)

Three Months Ended September 30, 2022
Net (Loss) Income [GAAP]	$(37.9)	$36.0	$1.3	$(6.5)	$(7.1)	$(0.20)
Adjustments, pre-tax:
Fair value and timing adjustments	—	(32.3)	—	—	(32.3)	(0.61)
Income tax effect of adjustments (1)	—	8.0	—	—	8.0	0.15
Net Economic (Loss) Earnings [Non-GAAP]	$(37.9)	$11.7	$1.3	$(6.5)	$(31.4)	$(0.66)

Year Ended September 30, 2023
Net Income (Loss) [GAAP]	$200.5	$39.1	$12.0	$(34.1)	$217.5	$3.85
Adjustments, pre-tax:
Fair value and timing adjustments	—	11.4	—	—	11.4	0.21
Acquisition activities	—	—	2.5	—	2.5	0.05
Income tax effect of adjustments (1)	—	(2.9)	(0.4)	—	(3.3)	(0.06)
Net Economic Earnings (Loss) [Non-GAAP]	$200.5	$47.6	$14.1	$(34.1)	$228.1	$4.05

Year Ended September 30, 2022
Net Income (Loss) [GAAP]	$198.6	$35.6	$11.1	$(24.5)	$220.8	$3.95
Adjustments, pre-tax:
Fair value and timing adjustments	—	(11.4)	—	—	(11.4)	(0.22)
Income tax effect of adjustments (1)	4.1	2.8	—	—	6.9	0.13
Net Economic Earnings (Loss) [Non-GAAP]	$202.7	$27.0	$11.1	$(24.5)	$216.3	$3.86

(1) Income tax effect is calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items and then adding any estimated effects of enacted state or local income tax laws for periods before the related effective date and, in the case of the year ended September 30, 2022, includes a Spire Missouri regulatory adjustment.

(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Midstream	Other	Eliminations	Consolidated
Three Months Ended September 30, 2023
Operating (Loss) Income [GAAP]	$(16.3)	$12.6	$3.2	$(3.4)	$—	$(3.9)
Operation and maintenance expenses	110.9	3.2	10.4	7.5	(4.1)	127.9
Depreciation and amortization	62.8	0.5	2.4	0.1	—	65.8
Taxes, other than income taxes	34.1	0.1	1.0	0.1	—	35.3
Less: Gross receipts tax expense	(15.1)	(0.1)	—	—	—	(15.2)
Contribution Margin [Non-GAAP]	176.4	16.3	17.0	4.3	(4.1)	209.9
Natural gas costs	90.1	4.9	—	—	(9.7)	85.3
Gross receipts tax expense	15.1	0.1	—	—	—	15.2
Operating Revenues	$281.6	$21.3	$17.0	$4.3	$(13.8)	$310.4

Three Months Ended September 30, 2022
Operating (Loss) Income [GAAP]	$(21.7)	$47.3	$3.5	$0.7	$—	$29.8
Operation and maintenance expenses	106.8	5.5	5.8	3.3	(3.7)	117.7
Depreciation and amortization	58.7	0.4	1.9	0.1	—	61.1
Taxes, other than income taxes	25.9	(0.2)	0.5	—	—	26.2
Less: Gross receipts tax expense	(12.8)	0.1	—	—	—	(12.7)
Contribution Margin [Non-GAAP]	156.9	53.1	11.7	4.1	(3.7)	222.1
Natural gas costs	78.1	10.5	—	—	(9.2)	79.4
Gross receipts tax expense	12.8	(0.1)	—	—	—	12.7
Operating Revenues	$247.8	$63.5	$11.7	$4.1	$(12.9)	$314.2

Year Ended September 30, 2023
Operating Income (Loss) [GAAP]	$350.8	$49.3	$24.3	$(5.8)	$—	$418.6
Operation and maintenance expenses	461.8	19.4	30.5	21.9	(16.0)	517.6
Depreciation and amortization	244.4	1.5	8.4	0.5	—	254.8
Taxes, other than income taxes	210.3	1.2	2.9	0.1	—	214.5
Less: Gross receipts tax expense	(131.5)	(0.3)	—	—	—	(131.8)
Contribution Margin [Non-GAAP]	1,135.8	71.1	66.1	16.7	(16.0)	1,273.7
Natural gas costs	1,189.6	107.7	—	—	(36.5)	1,260.8
Gross receipts tax expense	131.5	0.3	—	—	—	131.8
Operating Revenues	$2,456.9	$179.1	$66.1	$16.7	$(52.5)	$2,666.3

Year Ended September 30, 2022
Operating Income [GAAP]	$339.9	$46.9	$20.8	$0.6	$—	$408.2
Operation and maintenance expenses	413.3	14.6	22.2	14.9	(15.4)	449.6
Depreciation and amortization	227.9	1.4	7.5	0.5	—	237.3
Taxes, other than income taxes	176.2	0.6	2.6	0.1	—	179.5
Less: Gross receipts tax expense	(109.6)	(0.2)	—	—	—	(109.8)
Contribution Margin [Non-GAAP]	1,047.7	63.3	53.1	16.1	(15.4)	1,164.8
Natural gas costs	788.8	171.4	—	—	(36.3)	923.9
Gross receipts tax expense	109.6	0.2	—	—	—	109.8
Operating Revenues	$1,946.1	$234.9	$53.1	$16.1	$(51.7)	$2,198.5